EXECUTION COPY

BUY-OUT AGREEMENT
This Buy-Out Agreement (this "Agreement") is made as of December 24, 2013 by and among Emeritus Corporation, a Washington corporation ("Emeritus"), EmeriCare NOC LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Emeritus ("Buyer"), each of the individuals set forth on the signature pages hereto (each, a "Minority Member" and collectively, the "Minority Members") and solely with respect to Sections 5, 9(c) and 10 of this Agreement, Dale Clift.
RECITALS
WHEREAS, pursuant to a Unit Purchase Agreement, dated November 1, 2012, by and among the Home Health Care Holdings, LLC, a Delaware limited liability company (the “Company”), Emeritus, Buyer, the members of the Company set forth on Exhibit A attached thereto, and Kinderhook Industries, LLC, a Delaware limited liability company (the “Unit Purchase Agreement”), Buyer acquired certain equity interests in the Company from the members of the Company, including the Minority Members;
WHEREAS, immediately following the Closing (as defined in the Unit Purchase Agreement) an Amended and Restated Limited Liability Company Agreement of the Company dated as of November 1, 2012 (the "LLC Agreement") became effective and the Minority Members owned the units of the Company (the "Minority Units") set forth on Exhibit A hereto;
WHEREAS, Emeritus, Buyer and the Minority Members entered into a Put/Call Agreement, dated as of November 1, 2012 (as amended on February 25, 2013, the “Put/Call Agreement”), setting forth the terms and conditions for the right or option, as the case may be, regarding the purchase or sale, as applicable, of the Minority Units;
WHEREAS, Emeritus has engaged in discussions and may, in the future, continue discussions regarding a Strategic Event and as a result, Buyer desires to own 100% of the equity interests of the Company and the Minority Members desire to sell the Minority Units to Buyer; and
WHEREAS, Emeritus, Buyer and the Minority Members desire to terminate the Put/Call Agreement as set forth herein, and Buyer desires to purchase and the Minority Members to sell, the Minority Units, all on the terms and conditions set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions stated herein, Emeritus, Buyer, each of the Minority Members and solely with respect to Sections 5, 9(c) and 10, Dale Clift agree as follows:
1.Buy-Out.

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(a)    Purchase of Minority Units. Buyer hereby agrees to purchase all of the Minority Units owned by each Minority Member, and each Minority Member agrees to sell to Buyer all of the Minority Units owned by such Minority Member, on the terms and conditions set forth herein.
(b)    Purchase Price. The aggregate purchase price for all the Minority Units shall be $10,112,885.31, subject to adjustment equal to the True-Up Amount, as set forth below (the “Purchase Price”). The Purchase Price shall be payable as follows:
(i)    An aggregate of $5,075,000 (the “Signing Date Payment”) shall be paid by Buyer (or at its option, an affiliate of Buyer) upon the execution of this Agreement to the Minority Members by wire transfer of immediately available funds in an amount equal to each Minority Member’s pro rata share (as set forth on Exhibit A hereto) of such Signing Date Payment to the bank account provided for such Minority Member on Exhibit A hereto (the “Bank Account” and collectively, the “Bank Accounts”); and
(ii)    upon the earlier of (x) December 31, 2014 and (y) the closing of any Change of Control Transaction (the “Second Payment Date”) and subject to Buyer’s receipt of an executed Second Date Release (as defined below) from each Minority Member, Buyer (or at its option, an affiliate of Buyer) shall pay an amount equal to (A) an aggregate of $5,037,885.31 plus (B) the True-up Amount (which the parties acknowledge could be negative) (such amount, the “Second Payment”) to the Minority Members by wire transfer of immediately available funds in an amount equal to each Minority Member’s pro rata share (as set forth on Exhibit A hereto) of such Second Payment to the Bank Account provided for such Minority Member on Exhibit A hereto.
(c)    Transfer of Minority Units. Immediately prior to the execution of this Agreement, each Minority Member shall have executed and delivered to Buyer an assignment of his, her or its Minority Units in the form attached hereto as Exhibit B to Buyer to be held in escrow pending receipt of confirmation of the wire transfer of the Signing Date Payment. Immediately upon confirmation of the wire transfer by (or on behalf of) Buyer of the Signing Date Payment to the Bank Accounts, each Minority Member shall immediately transfer the Minority Units to the Buyer free and clear of all liens, encumbrances or any interests of any third party and shall execute and deliver such conveyance and transfer documents reasonably necessary to transfer and convey to Buyer all of such Minority Units.
2.    Representations and Warranties of the Minority Members. Each Minority Member hereby represents and warrants to the Company, Buyer and Emeritus as follows:
(a)    Such Minority Member has all the necessary power or capacity (as the case may be) and authority to execute and deliver this Agreement and to perform such Minority Member’s obligations hereunder.
(b)    This Agreement has been duly executed and delivered by such Minority Member and constitutes the legal, valid and binding obligation of such Minority Member, enforceable against such Minority Member in accordance with its terms.

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(c)    Such Minority Member is the record and beneficial owner of the Minority Units set forth on Exhibit A to the LLC Agreement, free and clear of all liens, pledges, mortgages, deeds of trust, security interest, option or similar encumbrances of any kind other than pursuant to any applicable securities laws or the Credit Facility (“Liens”), has full right, title and interest in and to the Minority Units being sold, and upon payment by (or on behalf of) Buyer of the Signing Date Payment to the Bank Account, will transfer to Buyer good and marketable title to all of the Minority Units set forth on Exhibit A to the LLC Agreement, free and clear of any and all Liens. Such Minority Member has not granted any option, right of first refusal, or similar rights of any sort with respect to the Minority Units or any right to acquire the Minority Units or any interest therein other than to Buyer under the LLC Agreement, the Put/Call Agreement and this Agreement. Such Minority Member does not own and has no interest in any of the Company’s equity other than the Minority Units set forth on Exhibit A hereto, and such Minority Member does not own, has no interest in and has no rights to purchase any equity interests or securities convertible into equity interests of NOC or any of its subsidiaries.
(d)    The sale of the Minority Units will not conflict with, result in a breach or violation of, or constitute a default under, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Minority Member is a party or is subject. No consent, approval, authorization or order of any court, governmental agency or body or other party is required for the consummation by the Minority Member of the sale of the Minority Units hereunder.
(e)    Such Minority Member has received all of the information that he, she or it considers necessary or appropriate for deciding whether to agree to the sale of the Minority Units to Buyer pursuant to this Agreement, including without limitation with respect to the fact that Buyer has considered and engaged in, and may in the future engage in or effect, a Strategic Event. The Minority Member has knowledge of the Company's business, properties, prospects, and financial condition and has had an opportunity to ask questions and receive answers from officers and directors of Emeritus, Buyer and the Company regarding the same. The Minority Member believes that the consideration offered for the Minority Units pursuant to this Agreement represents a fair, just and reasonable price for such Minority Units. The Minority Member acknowledges that, by selling the Minority Units to Buyer pursuant to this Agreement, the Minority Member will not benefit from any future appreciation in the value of the Minority Units, independently or as a result of any Strategic Event. Except as set forth in this Agreement, none of Emeritus, Buyer, the Company, or any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Minority Member.
(f)    Such Minority Member represents that he, she or it has consulted any tax, legal and other advisors the Minority Member deems advisable in connection with the disposition of the Minority Units and that the Minority Member is not relying on the Emeritus, Buyer, the Company or their respective advisors for any tax, legal or other advice.
3.    Representations and Warranties of Emeritus and Buyer. Emeritus and Buyer hereby represent and warrant to the Minority Members as follows:
(a)    Each of Emeritus and Buyer has all the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

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(b)    This Agreement has been duly executed and delivered by each of Emeritus and Buyer and constitutes the legal, valid and binding obligation of each of Emeritus and Buyer, enforceable against it in accordance with its terms.
(c)    The purchase of the Minority Units will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to either Emeritus or Buyer or the terms of any indenture or other agreement or instrument to which Emeritus or Buyer is a party or bound, or any judgment, order or decree applicable to Emeritus or Buyer of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Emeritus or Buyer. No consent, approval, authorization or order of any court, governmental agency or body or other party is required for the consummation by Emeritus or Buyer of the purchase of the Minority Units hereunder.
4.    Termination of Obligations under LLC Agreement and the Put/Call Agreement. Upon the payment by (or on behalf of) Buyer of the Signing Date Payment to the Bank Account as set forth in Section 1(b), the Minority Member will have no further rights whatsoever as a holder of equity interests of the Company and the Minority Member's rights and obligations under the LLC Agreement and the Put/Call Agreement shall terminate, and the Put/Call Agreement shall be null, void and of no effect.
5.    Incentive Payment. Upon the execution of this Agreement, Buyer (or its affiliate, at Buyer’s option) shall pay to Dale Clift an additional payment of $320,000 (the “Incentive Payment”) in lieu of any annual or other performance or incentive bonus that Dale Clift may have been entitled to under his existing Amended and Restated Employment Agreement dated as of November 1, 2012, as amended or modified (the “Employment Agreement”) with respect to the calendar year ending December 31, 2013, less any applicable taxes, charges or other withholdings required by applicable law in any applicable territory, or otherwise properly authorized by Dale Clift. Dale Clift agrees and acknowledges that receipt of such Incentive Payment is in lieu of any Annual Bonus or any other performance or incentive bonus compensation that he would otherwise be entitled to under the Employment Agreement and that upon payment of the Incentive Payment, Employee expressly waives any right to receive any Annual Bonus or other performance or incentive compensation under the Employment Agreement with respect to the calendar year ending December 31, 2013.
6.    Definitions.
(a)    For purposes of this Agreement, a “Strategic Event” shall include but not be limited to: (i) material change to the overall strategy or operation of the business of Buyer and its subsidiaries, taken as a whole; (ii) significant investment by a third party in the business of Buyer and its subsidiaries, taken as a whole; (iii) creation or acquisition of a significant line of business not currently included in the business of Buyer and its subsidiaries, taken as a whole; (iv) divestiture of any material assets, business, division or operations of Buyer and its subsidiaries, taken as a whole; (v) recapitalization of Buyer; or (vi) any transaction that may constitute a Change in Control.
(b)    For purposes of this Agreement, a "Change in Control" shall be limited to the following events affecting the ownership or control of Emeritus, the Company, or the Company’s

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wholly owned subsidiary, Nurse On Call, Inc. (“NOC”): (i) a merger, consolidation or other transaction, in which equity securities possessing more than fifty percent (50%) of the total combined voting power or total combined fair market value of the outstanding equity securities of Emeritus are transferred to a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) or "persons" different from the persons holding those securities immediately prior to such merger or consolidation, (ii) Emeritus consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Emeritus, in any such event pursuant to a transaction in which any of the outstanding voting securities of Emeritus or such other Person are converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of Emeritus outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person constituting a majority of the outstanding shares of such voting securities of such surviving or transferee Person (immediately after giving effect to such issuance), (iii) NOC shall no longer be a direct or indirect subsidiary of Emeritus or the sale, transfer or other disposition of all or substantially all of the assets of the NOC to a third party other than an affiliate of Emeritus, (iv) the sale, transfer or other disposition of all or substantially all of the assets of Emeritus, or (v) a change in the composition of the Board of Directors (the “Board”) of Emeritus during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board of Emeritus (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Emeritus; provided, however, that for purposes of this definition, any individual who becomes a member of the Board of Emeritus subsequent to the beginning of the two-year period, whose election, or nomination for election, by Emeritus’s shareholders was approved by a vote of at least two-thirds of those individuals who are members of the Board of Emeritus and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an entity (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Board of Emeritus shall not be considered a member of the Incumbent Board.
(c)    For the purposes of this Agreement, "EBITDA" means, for any 12-month period, (i)  NOC’s consolidated net income or net loss, as the case may be, for such 12-month period, as determined in accordance with the Accounting Principles, reduced by the amount of the Incentive Fee, plus (ii) to the extent included as a deduction in calculating the net income or net loss, as the case may be, referred to in clause (i) above, the sum of, without duplication, all income tax expense attributable to NOC and its subsidiaries (without regard to whether such expense relates to amounts paid or payable to governmental authorities or to Emeritus), interest expense (net of interest income (including cash and non-cash items)), amortization expense and depreciation expense minus (iii) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (i) above, any and all income or gain that results from the sale of any assets or securities by NOC or any of its subsidiaries outside the ordinary course of business, consistent with past practice plus (iv) to the extent included in calculating the net income or net loss, as the case may be, referred to in clause (i) above, any and all losses that result from the sale of any assets or securities by NOC or any of its subsidiaries outside the ordinary course of business, consistent with past practice. No corporate overhead expense of Emeritus, Buyer or their respective subsidiaries or affiliates (other

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than the Company, NOC and their subsidiaries) attributable to the Company, NOC and their subsidiaries shall be included in the calculation of EBITDA. In the event the Company, NOC and their subsidiaries acquire legal, billing or other back office services from Emeritus or its subsidiaries, such services will be acquired pursuant to a written service agreement at no higher than fair market value.
(d)    For the purposes of this Agreement, “Gross Valuation of NOC” means the sum of (i) six (6) times the EBITDA for NOC and all of its subsidiaries for the trailing twelve-month period (such amount, the “Initial Valuation”); and (ii) Net Cash of NOC and all of its subsidiaries. For avoidance of doubt, EBITDA and the Gross Valuation of NOC for any period shall be calculated in the manner set forth in Exhibit C (which shows the estimated calculation for purposes of determining the Signing Date Payment), but subject to the definitions of EBITDA and Net Cash set forth herein.
(e)    For the purposes of this Agreement, “True-up Amount” means .0883 multiplied by an amount equal to: (i) the Gross Valuation of NOC as of the last calendar day of the month immediately preceding the Second Payment Date, minus (ii) the Gross Valuation of NOC as of the last calendar day of the month immediately preceding the date hereof.
(f)    For the purposes of this Agreement, “Net Cash” of NOC means, as of a specified date:
(i) cash set forth on NOC’s balance sheet as of such specified date (“Cash”), less
(ii) an amount equal to $2,812,808.80 (the “Initial Emeritus Cash Contribution”), less
(iii) all outstanding indebtedness for borrowed money of NOC and any of its subsidiaries not yet disbursed to the Members or used for strategic purposes of NOC, plus
(iv) any principal amount of indebtedness for borrowed money of NOC (or any of their subsidiaries) that is voluntarily prepaid (without any obligation to do so) during the period from the date hereof through the Second Payment Date, plus
(v) distributions of cash made by the Company or NOC (or any of its subsidiaries) to the Company’s Members during the period from the date hereof through the Second Payment Date (provided, however, that for purposes of this Agreement, any payments pursuant to that certain Tax Sharing Agreement dated as of November 1, 2012 between Emeritus and the Company shall not constitute distributions), plus
(vi) any additional indebtedness for borrowed money incurred by the Company or NOC (or any of their subsidiaries) from the date hereof through the Second Payment Date.

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(g)    For the purposes of this Agreement, “Accounting Principles” means United States generally accepted accounting principles as applied by the Company on the date hereof.
(h)    The parties agree that for purposes of calculating the Gross Value of NOC as of the last calendar day of the month immediately preceding the Second Payment Date, to the extent that the Signing Date Payment and the Incentive Fee are not fully paid directly from the cash of NOC, Net Cash shall be reduced by an amount equal to any portion of the Signing Date Payment and the Incentive Fee not paid directly from cash of NOC.
7.    Conduct of the Business of the Company and its Subsidiaries. During the period from the date hereof through the Second Payment Date, (a) Buyer shall not permit the Company, NOC or its subsidiaries to acquire (through an equity transfer, an acquisition of assets or any other similar manner) any entity or business that is not primarily engaged (as of the date of such acquisition) in a line of business in which NOC and/or its subsidiaries are also engaged as of the date of such acquisition without the prior consent of Dale Clift, which consent shall not be unreasonably withheld and (b) Buyer shall cause the Company and its subsidiaries to be operated in the ordinary course consistent with past practice.
8.    Guarantee.
(a)    Emeritus (i) shall cause Buyer to fulfill and comply with all of its obligations under this Agreement, (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to the Minority Members and Dale Clift the due and timely performance by Buyer of Buyer's covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement.
(b)    The guarantee in this Section 8(b) is a guarantee of payment and performance, and not merely of collection, and Emeritus acknowledges and agrees that no release or extinguishments of Buyer's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.
(c)    Emeritus hereby waives, for the benefit of the Minority Members, any right to require the Minority Members, as a condition of payment or performance by Emeritus, to proceed against Buyer or pursue any other remedies whatsoever. The parties hereto acknowledge and agree that obligations of Emeritus hereunder are independent of the obligations of Buyer and that a separate action may be brought against Emeritus, whether or not such action is brought against Buyer or whether Buyer is joined in such action. Emeritus hereby agrees that its liability hereunder shall not be contingent upon the exercise or enforcement by the Minority Members or of whatever remedies they may have against Buyer or any of its affiliates, except as otherwise provided in this Agreement.
9.    Release.
(a)    Signing Date Release. In consideration of the payment by (or on behalf of) Buyer of the Signing Date Payment to the Bank Account on behalf of the Minority Members, each Minority Member on behalf of such Minority Member and his, her or its heirs, beneficiaries, legal

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representatives, employees, assigns and successors (collectively, the “Releasees”) agree not to sue and waive, fully release and discharge Emeritus, Buyer, the Company, NOC and its subsidiaries and their respective directors, officers, shareholders, members, agents, employees, representatives, attorneys, parents, subsidiaries and successors (the “Released Parties”) from any and all claims, demands, actions, causes of action, Losses (as defined in the Unit Purchase Agreement), liabilities or obligations, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, vested or contingent, which the Releasee may have as of the date of this Agreement against the Released Parties, or any of them; provided, however, that nothing in this Section 9(a) shall be deemed to constitute a release by any Minority Member of, or agreement not to sue in connection with, (i) any right to the Second Payment pursuant to this Agreement (including any right to sue or otherwise enforce its rights to the Second Payment), (ii) any rights arising under any employment arrangement with the Company or any of its subsidiaries to which he, she or it is a party or any termination of any such arrangement, or (iii) any rights under the Unit Purchase Agreement.
(b)    Second Date Release. In consideration of, and as a condition to, the payment by (or on behalf of) Buyer of the Second Payment to the Bank Account on behalf of the Minority Members, each Minority Member shall, prior to payment of the Second Payment, execute and deliver to Buyer a release in the form attached hereto as Exhibit D (the “Second Date Release”).
(c)    Dale Clift Acknowledgment. Dale Clift, on behalf of himself and his heirs, beneficiaries, legal representatives, assigns and successors, agrees and acknowledges that upon payment by (or on behalf of) Buyer of the Incentive Payment to the bank account specified by Dale Clift pursuant to Section 5 of this Agreement, (i) Dale Clift shall have no further rights to any payment, other than any amounts payable pursuant to the Employment Agreement; and (ii) agrees not to sue and waives, fully releases and discharges the Released Parties from any and all claims, demands, actions, causes of action, Losses or liabilities, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, vested or contingent, and whether or not concealed or hidden, which Dale Clift may have as of the date of this Agreement against the Released Parties, or any of them; provided, however, that nothing in this Section 9(c) shall be deemed to constitute a release by Dale Clift of any right to enforce his rights under the Employment Agreement.
10.    Miscellaneous.
(a)    Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings, written or oral, between the parties with respect to such subject matter, except for any employment agreement between Nurse On Call, Inc. and a Minority Member or Dale Clift which shall remain in full force and effect.
(b)     Assignment; Binding Effect. This Agreement may not be assigned by any Party hereto without the consent of the other parties hereto; provided however, that Emeritus and Buyer may each assign their respective rights and obligations under this Agreement in connection with a Change in Control without the prior consent of any party hereto and Buyer may assign to any affiliate without the prior consent of any party hereto. This Agreement, subject to the foregoing, is intended to bind and inure to the benefit of the each of the Minority Members, Emeritus, Buyer

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and solely with respect to Sections 5, 9(c) and 10, Dale Clift, and their respective heirs, estate, personal representatives, successors and permitted assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than NOC and its subsidiaries, which are hereby made third party beneficiaries of Section 9(a).
(c)    Amendments in Writing. Except as expressly provided herein, no amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by all of the parties hereto.
(d)    Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.
(e)    Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.
(f)    Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one agreement binding on the parties hereto. Delivery of an executed signature page to this Agreement, or any amendment, waiver, consent or supplement hereto or thereto, by facsimile transmission or electronic mail (including .PDF format) shall be as effective as delivery of a manually signed counterpart hereof.
(g)    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Delaware.
(h)    Arbitration. If any dispute relating to or arising from this Agreement cannot be settled by the parties, then they shall submit the dispute to binding arbitration by an arbitrator selected in the following manner: Within twenty (20) days of receiving written demand for arbitration, each party involved in the dispute shall select an individual to represent it in the selection of an arbitrator. If the individuals selected by the parties cannot agree upon an impartial arbitrator within thirty (30) days from the date written demand for arbitration is filed, the arbitrator shall be selected by a Judge of the Superior Court (or a comparable court) in the county where the Company's principal place of business is located upon 3 days' notice. Any arbitration shall be conducted in accordance with the rules of JAMS then in effect, with any judgment upon an award entered in the Superior Court (or a comparable court) in the county where the Company's principal place of business is located. The selected arbitrator also shall determine which party is the prevailing party, and the non-prevailing party shall pay all costs and expenses associated with the arbitration, including the prevailing party’s reasonable litigation costs and other arbitration-related expenses.

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(i)    Confidentiality. Each party agrees to keep confidential (A) the existence, contents and terms of this Agreement, and (B) any material non-public information regarding Emeritus, including without limitation any discussions regarding a Strategic Event involving Emeritus (such information in (A) and (B), “Confidential Information”) and shall not disclose any such Confidential Information to any third party, except: (1) to the extent such party is required by applicable law, regulation or legal process to make such disclosure, including such disclosure as Emeritus may reasonably determine to be required to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended; provided, that unless prohibited by applicable law, each Minority Member shall notify Emeritus and Buyer prior to any such required disclosure and consult with Emeritus and the Company regarding the nature, necessity and extent of such disclosure; and (2) only with respect to the Confidential Information described in clause (i)(A) above, to its accounting, tax or legal advisors, on a need-to-know basis subject to the agreement by such advisors to keep such information confidential.
(j)    Specific Performance. Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties agrees that the other parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and its terms and provisions, in addition to any other remedy to which it may be entitled, at law or in equity.
(k)    Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that Hogan Lovells LLP has served as counsel solely to the Minority Members in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising specifically therefrom, and each of such parties hereby consents to and waives, and shall cause any affiliate thereof to consent to and waive, any conflict of interest arising from such representation.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
EMERITUS:
EMERITUS CORPORATION

By:    /s/Mark Finkelstein
Its:    EVP-Corporate Development,
    General Counsel & Corporate Secretary
BUYER:
EMERICARE NOC LLC

By:    /s/Mark Finkelstein
Its:    Authorized Signatory
MINORITY MEMBERS:
AFFECTIONATE HOME HEALTH CARE, LLC

By /s/Dale Clift
Dale Clift
Its: Sole Member

By:    /s/Jamie S. Hynes
JAMIE S. HYNES

By:    /s/Kimberly A. Wier
KIMBERLY A. WIER

DALE CLIFT

_/s/Dale Clift___________________________
Dale Clift

[Signature Page to Buy-Out Agreement]

EXHIBIT A
PRO RATA SHARE OF MINORITY MEMBERS

Member:	Minority Units	Pro Rata Share
Affectionate Home Health Care, LLC	706,710	80.0%
Jamie S. Hynes	88,340	10.0%
Kimberly A. Wier	88,340	10.0%